Exhibit 99.3

FINANCIAL STATEMENTS AND NOTES THERETO

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON CONSOLIDATED

FINANCIAL STATEMENTS

The Board of Directors and Stockholders

American Medical Systems Holdings, Inc.

We have audited the accompanying consolidated balance sheets of American Medical Systems Holdings, Inc. as of January 1, 2011 and January 2, 2010, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended January 1, 2011. Our audits also included the financial statement schedule listed in Item 15(b). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Medical Systems Holdings, Inc. at January 1, 2011 and January 2, 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 1, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), American Medical Systems Holdings, Inc.’s internal control over financial reporting as of January 1, 2011, based on criteria established in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 25, 2011, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

February 25, 2011, except for the Supplemental Guarantor Information contained in Note 5, for which the date is October 14, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL

CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Stockholders

American Medical Systems Holdings, Inc.

We have audited American Medical Systems Holdings, Inc.’s internal control over financial reporting as of January 1, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). American Medical Systems Holdings, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, American Medical Systems Holdings, Inc. maintained, in all material respects, effective internal control over financial reporting as of January 1, 2011, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of American Medical Systems Holdings, Inc. as of January 1, 2011 and January 2, 2010, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended January 1, 2011, and our report dated February 25, 2011, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

February 25, 2011

American Medical Systems Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	2010	2009	2008
Net sales	$542,316	$519,270	$501,641
Cost of sales	91,116	92,211	111,097

Gross profit	451,200	427,059	390,544
Operating expenses
Selling, general and administrative	230,931	219,050	214,951
Research and development	53,367	52,765	46,247
In-process research and development	—	—	7,500
Amortization of intangibles	12,168	13,161	34,465

Total operating expenses	296,466	284,976	303,163

Operating income	154,734	142,083	87,381
Other (expense) income
Royalty income	559	3,073	4,474
Interest expense	(14,048)	(19,636)	(27,398)
Amortization of financing costs	(14,077)	(15,790)	(18,482)
Gain on extinguishment of debt	—	10,125	5,631
Gain on sale of non-strategic assets	7,719	17,446	—
Other income (expense)	997	(1,266)	(1,448)

Total other (expense)	(18,850)	(6,048)	(37,223)

Income before income taxes	135,884	136,035	50,158
Provision for income taxes	48,874	51,197	19,323

Net income	$87,010	$84,838	$30,835

Net income per share
Basic net earnings	$1.15	$1.14	$0.42
Diluted net earnings	$1.12	$1.14	$0.42
Weighted average common shares used in calculation
Basic	75,847	74,097	72,942
Diluted	77,632	74,675	73,899

The accompanying notes are an integral part of the consolidated financial statements.

American Medical Systems Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	January 1, 2011	January 2, 2010
Assets
Current assets
Cash and cash equivalents	$16,481	$30,670
Short-term investments	61,334	19,868
Accounts receivable, net	98,518	102,590
Inventories, net	33,789	30,276
Deferred income taxes	15,558	14,870
Other current assets	6,747	6,067

Total current assets	232,427	204,341
Property, plant and equipment, net	41,405	44,120
Goodwill	683,720	690,899
Intangible assets, net	90,781	101,568
Other long-term assets, net	5,101	6,223

Total assets	$1,053,434	$1,047,151

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$8,833	$9,114
Income taxes payable	535	4,495
Accrued compensation expenses	30,800	29,603
Accrued warranty expense	2,697	2,293
Other accrued expenses	26,687	25,760

Total current liabilities	69,552	71,265
Long-term debt	235,093	346,229
Deferred income taxes	57,259	62,347
Long-term income taxes payable	19,268	18,206
Long-term employee benefit obligations	3,701	3,745

Total liabilities	384,873	501,792
Stockholders’ equity
Common stock, par value $.01 per share; authorized 200,000,000 shares; issued and outstanding: 76,777,443 shares at January 1, 2011 and 74,715,839 shares at January 2, 2010	768	747
Additional paid-in capital	436,825	399,468
Accumulated other comprehensive income	5,195	6,381
Retained earnings	225,773	138,763

Total stockholders’ equity	668,561	545,359

Total liabilities and stockholders’ equity	$1,053,434	$1,047,151

The accompanying notes are an integral part of the consolidated financial statements.

American Medical Systems Holdings, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
	Shares	Par Value
Balances at December 29, 2007	72,259	$723	$352,648	$23,090	$6,910	$383,371
Comprehensive income
Net income	—	—	—	30,835	—	30,835
Foreign currency translation adjustment, net of tax of $0.3 million	—	—	—	—	(1,768)	(1,768)
Change in derivatives, net of tax of $1.2 million	—	—	—	—	(1,982)	(1,982)
Recognition of previously unrealized losses on available-for-sale securities, net of tax of $0.3 million	—	—	—	—	433	433
Unrealized loss on available-for-sale securities, net of tax of $0.1 million	—	—	—	—	(102)	(102)
Net change for post-retirement plan, net of tax of $0.1 million	—	—	—	—	(265)	(265)

Total comprehensive income	—	—	—	—	—	27,151
Issuance of common stock:	—	—	—	—	—
Stock options exercised	1,017	10	5,441	—	—	5,451
Employee stock purchase plan	306	3	3,420	—	—	3,423
Restricted stock awards	86	1	—	—	—	1
Stock-based compensation	—	—	8,818	—	—	8,818
Income tax benefit from stock-based compensation plans	—	—	844	—	—	844
Repurchase of convertible notes, net of adjustments	—	—	(1,577)	—	—	(1,577)

Balances at January 3, 2009	73,668	737	369,594	53,925	3,226	$427,482

Comprehensive income
Net income	—	—	—	84,838	—	84,838
Foreign currency translation adjustment, net of tax of $0.2 million	—	—	—	—	2,010	2,010
Change in derivatives, net of tax of $0.4 million	—	—	—	—	693	693
Unrealized gain on available-for-sale securities, net of tax of $0.2 million	—	—	—	—	296	296
Net change for post-retirement plan, net of tax of $0.1 million	—	—	—	—	156	156

Total comprehensive income	—	—	—	—	—	87,993
Issuance of common stock:	—	—	—	—	—
Stock options exercised	716	7	7,381	—	—	7,388
Employee stock purchase plan	271	2	2,800	—	—	2,802
Restricted stock awards	61	1	—	—	—	1
Stock-based compensation	—	—	8,988	—	—	8,988
Income tax benefit from stock-based compensation plans	—	—	296	—	—	296
Issuance of convertible notes, net of tax of $28.8 million	—	—	47,585	—	—	47,585
Repurchase of convertible notes, net of adjustments	—	—	(37,176)	—	—	(37,176)

Balances at January 2, 2010	74,716	$747	$399,468	$138,763	$6,381	$545,359

Comprehensive income
Net income	—	—	—	87,010	—	87,010
Foreign currency translation adjustment, net of tax of $0.1 million	—	—	—	—	(1,545)	(1,545)
Change in derivatives, net of tax of $0.1 million	—	—	—	—	160	160
Unrealized gain on available-for-sale securities	—	—	—	—	23	23
Net change for post-retirement plan, net of tax of $0.1 million	—	—	—	—	176	176

Total comprehensive income	—	—	—	—	—	85,824
Issuance of common stock:	—	—	—	—	—
Stock options exercised	1,790	18	22,985	—	—	23,003
Employee stock purchase plan	191	2	3,056	—	—	3,058
Restricted stock awards	80	1	—	—	—	1
Stock-based compensation	—	—	8,656	—	—	8,656
Income tax benefit from stock-based compensation plans	—	—	2,660	—	—	2,660

Balances at January 1, 2011	76,777	$768	$436,825	$225,773	$5,195	$668,561

The accompanying notes are an integral part of the consolidated financial statements.

American Medical Systems Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	2010	2009	2008
Cash flows from operating activities
Net income	$87,010	$84,838	$30,835
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,439	10,025	10,089
Amortization of intangibles	12,168	13,161	34,465
Amortization of financing costs	14,077	15,790	18,482
Excess tax benefit from stock-based compensation	(2,119)	(566)	(1,498)
Net settlement of derivative contracts	(76)	556	1,385
Change in net deferred income taxes	(5,249)	1,539	(3,191)
Gain on extinguishment of debt	—	(10,125)	(5,631)
Gain on sale of non-strategic assets	(7,719)	(17,446)	—
In-process research and development charges	—	—	7,500
Non-cash impairment of available-for-sale securities	—	—	843
Stock-based compensation	8,656	8,988	8,942
Changes in operating assets and liabilities:
Accounts receivable	(263)	(8,100)	10,978
Inventories	(3,377)	9,228	20,947
Accounts payable and accrued expenses	3,655	13,395	(13,842)
Other assets	(260)	1,513	(4,547)

Net cash provided by operating activities	115,942	122,796	115,757

Cash flows from investing activities
Purchase of property, plant and equipment	(7,045)	(5,865)	(6,101)
Net settlement of derivative contracts	76	(556)	(1,385)
Disposal of business	—	—	4,691
Sale of non-strategic assets, net	19,043	18,982	—
Purchase of investments in technology	—	—	(7,500)
Purchase of intangibles	(3,149)	(5,927)	(1,352)
Purchase of short-term investments	(90,956)	(18,820)	(70,505)
Sale of short-term investments	49,514	30,755	39,999

Net cash (used in) provided by investing activities	(32,517)	18,569	(42,153)

Cash flows from financing activities
Issuance of common stock	26,061	10,190	8,874
Excess tax benefit from stock-based compensation	2,119	566	1,498
Proceeds from short-term borrowings	—	—	12,000
Repayments of short-term borrowings	—	—	(12,000)
Debt issuance costs	—	(7,697)	—
Repurchase of convertible senior subordinated notes	—	(21,125)	(23,373)
Payments on senior secured credit facility	(125,307)	(103,510)	(85,202)

Net cash used in financing activities	(97,127)	(121,576)	(98,203)

Effect of currency exchange rates on cash	(487)	(761)	2,197

Net (decrease) increase in cash and cash equivalents	(14,189)	19,028	(22,402)
Cash and cash equivalents at beginning of period	30,670	11,642	34,044

Cash and cash equivalents at end of period	$16,481	$30,670	$11,642

Supplemental disclosure
Cash paid for interest	$14,163	$15,733	$37,646
Cash paid for taxes	54,696	47,556	13,710

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business Description and Significant Accounting Policies

Business Description

American Medical Systems Holdings, Inc. manufactures and markets a broad line of proprietary surgical products to urologists, gynecologists and urogynecologists for erectile restoration, benign prostatic hyperplasia (BPH), male urethral stricture, urinary and fecal incontinence, and pelvic floor repair.

Principles of Consolidation

The consolidated financial statements include the accounts of American Medical Systems Holdings, Inc. and its subsidiaries after elimination of inter-company transactions and accounts.

Accounting Periods

We have a 52-or 53-week fiscal year ending on the Saturday nearest December 31. Accordingly, fiscal years 2010, 2009 and 2008 ended on January 1, 2011 January 2, 2010 and January 3, 2009, respectively, and are identified herein as 2010, 2009 and 2008. Fiscal year 2008 had 53 weeks and fiscal years 2010 and 2009 consisted of 52 weeks.

Cash and Cash Equivalents

For financial reporting purposes, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Our cash and cash equivalent balances are primarily maintained in our operating accounts.

Short-Term Investments

We classify investments as available-for-sale securities and record them at fair value. Our short-term investments consist of money market funds, mutual fund shares, short-term bonds, commercial paper and publicly traded equity securities. Unrealized gains or losses, net of related income taxes, are recorded in accumulated other comprehensive income in stockholders’ equity. Realized gains (losses) from the sale of investments are recorded into income in the period of sale. The following table summarizes the components of the balance of our short-term investments (in thousands):

	January 1, 2011		January 2, 2010
Description of Securities	Fair Value	Unrealized Gains	Fair Value	Unrealized Gains
Money market funds	$38,301	$—	$18,504	$—
Mutual fund shares and short-term bonds	417	—	709	—
Commercial Paper	22,010	—	—	—
Publicly traded equity securities	606	348	655	299

Total	$61,334	$348	$19,868	$299

Concentration of Risks

Credit risk on financial instruments arises from the potential for counterparties to default on their obligations to us. Recent economic events, including failures of financial service companies and the related liquidity crisis, have considerably disrupted the capital and credit markets. Our credit risk consists of trade receivables, cash and cash equivalents, short-term investments, derivative instruments, lending commitments and insurance relationships in the ordinary course of business.

The carrying value of accounts receivable approximates fair value due to the short-term nature of the agreements. Accounts receivable are primarily due from hospitals and clinics located mainly in the United States and Western Europe. Although we do not require collateral from our customers, concentrations of credit risk in the United States are mitigated by a large number of geographically dispersed customers. We do not presently anticipate losses in excess of allowances provided associated with trade receivables, although collection could be impacted by the underlying economies of the countries.

We place cash, cash equivalents, short-term investments and derivative instruments with high quality financial institutions, which we monitor regularly and take action where possible to mitigate risk. We do not hold investments in auction rate securities, mortgage backed securities, collateralized debt obligations, individual corporate bonds, special investment vehicles or any other investments which have been directly impacted by the recent financial crisis. We have not incurred any charges specific to the increased volatility in credit markets and credit risk. Insurance programs are with highly rated carriers and we have no significant pending claims. We do not expect our current or future credit risk exposures to have a significant impact on our operations. However, there can be no assurance that our business will not experience any adverse impact from credit risk in the future.

Allowance for Doubtful Accounts

We estimate the allowance for doubtful accounts by analyzing those accounts receivable that have reached their due date and by applying rates based upon historical write-off trends and specific account reserves. Accounts are written off sooner in the event of bankruptcy or other circumstances that make further collection unlikely. When it is deemed probable that a customer account is uncollectible, that balance is written off against the existing allowance. Bad debt expense was $1.2 million, $1.6 million and $1.8 million in 2010, 2009 and 2008, respectively. The allowance for doubtful accounts was $3.6 million and $3.4 million at January 1, 2011 and January 2, 2010, respectively.

Inventories

Inventories are stated at the lower of cost or market value, determined on the first-in-first-out method. On a quarterly basis, we evaluate inventories for obsolescence and excess quantities. The evaluation includes analyses of inventory levels, historical loss trends, expected product lives, product at risk of expiration, sales levels by product, and projections of future sales demand. We reserve for inventory we consider obsolete. In addition, we record an allowance for inventory quantities in excess of forecasted demand.

Property, Plant and Equipment

Property, plant and equipment, and major system software are carried at cost less accumulated depreciation. Depreciation is recorded using straight-line or accelerated methods over the following estimated useful asset lives:

Asset class	Useful lives
Building	15-30 years
Machinery and equipment	3-12 years
Furniture, fixtures, and other	3-12 years
Software	3-5 years

Maintenance, repairs, and minor improvements are charged to expense as incurred. Significant improvements are capitalized. To the extent that we experience changes in the usage of equipment or invest in enhancements to equipment, the estimated useful lives of equipment may change in a future period.

Software Development Costs

We capitalize certain costs incurred in connection with developing or obtaining software for internal use. The net book value of capitalized software costs was $7.4 million as of January 1, 2011 and $6.9 million as of January 2, 2010. Depreciation expense on capitalized software cost was $2.4 million for 2010, 2009 and 2008.

In-Process Research and Development

When we acquire another company, the purchase price is allocated, as applicable, between in-process research and development (IPR&D), other identifiable intangible assets, tangible assets, and goodwill. IPR&D is defined as the value assigned to those projects for which the related products have not received regulatory approval and have no alternative future use. The amount of the purchase price allocated to IPR&D and intangible assets is determined by estimating the future cash flows of each project or technology and discounting the net cash flows back to their present values. The discount rate used is determined at the time of acquisition in accordance with accepted valuation methods. The discount rate used in the valuation of IPR&D for the 2006 acquisition of Laserscope was estimated to be 16 percent to reflect the risk characteristics and uncertainty related to the development and commercialization assumptions. Costs related to manufacturing, distribution and marketing of the products are included in the projections. Also included are the expected research and development and clinical and regulation expenses projected to be incurred to bring the product to market. For IPR&D, these methodologies include consideration of the risk of the project not achieving commercial feasibility.

The forecast data employed in the analysis of our various IPR&D charges was based upon internal product level forecast and external market information. The forecast data and assumptions are inherently uncertain and unpredictable. However, based upon the information available at this time, we believe the forecast data and assumptions used are reasonable. These assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Unless otherwise noted, forecast and assumptions have not changed materially from the date the appraisals were completed.

At the time of acquisition, we expect all acquired IPR&D will reach technological feasibility, but there can be no assurance that the commercial viability of these projects will be achieved. The nature of the efforts to develop the acquired technologies into commercially viable products consists principally of planning, designing and conducting clinical trials necessary to obtain regulatory approvals. The risks associated with achieving commercialization include, but are not limited to, delay or failure to obtain regulatory approvals to conduct clinical trials, failure of clinical trials, delay or failure to obtain required market clearances, and patent litigation. If commercial viability were not achieved, we would not realize the original estimated financial benefits expected for these projects. We fund all costs to complete IPR&D projects with internally generated cash flows.

We recognized $7.5 million of expense for IPR&D in 2008 for a milestone payment related to our acquisition of BioControl Medical, Ltd. (BioControl) for the in-process development of an implantable electrical stimulation device to treat urge incontinence and interstitial cystitis. There was a similar milestone payment of $7.5 million in 2007 related to BioControl. We remain liable to make a third milestone payment of $10 million to BioControl if and when the payment conditions are satisfied. In addition, we agreed to make certain other payments in the event we transfer the BioControl technology to another party prior to achieving the third milestone. These additional contingent payments will be allocated to in-process research and development if made, as this was the only asset acquired in the BioControl acquisition.

Goodwill

Goodwill is the excess of the purchase price over the fair value of the other net assets, including IPR&D, of acquired businesses. Goodwill is not amortized, but is assigned to reporting units and tested for impairment annually during the fourth quarter, or whenever there is an impairment indicator. We operate as one reporting unit engaged in developing, manufacturing, and marketing medical devices. We assess goodwill impairment indicators quarterly, or more frequently, if a change in circumstances or the occurrence of events suggests the remaining value may not be recoverable.

The first step of the impairment test for goodwill compares the fair value of a reporting unit with its carrying amount, including goodwill and other indefinite lived intangible assets. If the fair value is less than the carrying amount, the second step determines the amount of impairment, if any, by comparing the implied fair value of the goodwill with the carrying amount of that goodwill. An impairment charge is recognized only when the calculated fair value of a reporting unit, including goodwill and indefinite lived intangible assets, is less than its carrying amount. Refer to Note 3, Goodwill and Intangible Assets, for discussion of our results of impairment testing.

Intangible Assets

Intangible assets consist primarily of purchased technology, patents, and trademarks and are generally amortized using the straight-line method over their estimated useful lives. We review our intangible assets for impairment annually or as changes in circumstance or the occurrence of events suggest the remaining value may not be recoverable. Intangible assets with indefinite lives are not amortized, but are tested for impairment annually during the fourth quarter or whenever there is an impairment indicator. Impairment, if any, is recognized through acceleration of amortization and recorded as amortization of intangibles. Refer to Note 3, Goodwill and Intangible Assets, for discussion of our results of impairment testing.

Long-Lived Assets

We record impairment losses on long-lived assets used in operations when events and circumstances indicate the assets may be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Periodically, if an indicator of impairment exists, we measure any potential impairment utilizing discounted cash flows as an estimate of fair value. Refer to Note 3, Goodwill and Intangible Assets, for discussion of our results of impairment testing.

Revenue Recognition

We sell our products primarily through a direct sales force. A portion of our revenue is generated from consigned inventory or from inventory with field representatives. For these products, revenue is recognized at the time the product has been used or implanted. For all other transactions, we recognize revenue when title to the goods and risk of loss transfer to our customers providing there are no remaining performance obligations required from us or any matters requiring customer acceptance. In cases where we utilize distributors or ship product directly to the end user, we recognize revenue upon shipment provided all revenue recognition criteria have been met. We record estimated sales returns, discounts and rebates as a reduction of net sales in the period revenue is recognized.

Occasionally, sales of capital equipment have post-sale obligations, such as installation and extended service contracts, which are fulfilled after product shipment, or the delivery of fibers which may be included in the initial sales contract. For each multiple element arrangement, we determine if each element is a separate unit of accounting by ensuring that (1) the element has stand alone value to the customer, (2) there is objective evidence of the fair value for the element, and (3) if the arrangement includes a general right of return relative to the delivered item, delivery of the undelivered items is considered probable and in our control. To determine the fair value for each element in an arrangement, we rely primarily upon vendor specific objective evidence (VSOE) of fair value using the price charged when we sell that element separately, we rely upon vendor specific objective evidence of fair value in the form of competitor pricing of the same or interchangeable products. We defer revenue attributable to the post-shipment obligations and recognize such revenue when the obligation is fulfilled.

We provide incentives to customers, including volume based rebates. Customers are not required to provide documentation that would allow us to reasonably estimate the fair value of the benefit received and we do not receive an identifiable benefit in exchange for the consideration. Accordingly, the incentives are recorded as a reduction of revenue.

All of our customers have rights of return for the occasional ordering or shipping error. We maintain an allowance for these returns and reduce reported revenue for expected returns from shipments during each reporting period. This allowance is based on historical and current trends in product returns. This allowance was $1.7 million and $2.1 million at January 1, 2011 and January 2, 2010, respectively.

Royalty Income

Royalties from licensees are based on third-party sales of licensed products and are recorded as other income in accordance with contract terms when third-party results are reliable, measurable, and collectibility is reasonably assured. Royalty estimates are made in advance of amounts collected using historical and forecasted trends.

Research and Development Costs

Research and development costs are expensed as incurred and include costs of all research activities as well as other engineering and technical effort, including clinical and regulatory activities, required to develop a new product or make significant improvement to an existing product or manufacturing process.

Advertising and Promotional Costs

Advertising and promotional costs are charged to operations in the year incurred. Advertising and promotion costs charged to operations during 2010, 2009 and 2008 were $7.7 million, $5.9 million and $5.2 million, respectively.

Product Warranty Costs

We provide a warranty allowance to cover the cost of replacements for our erectile restoration, BPH therapy, urinary stones, and incontinence products. The warranty allowance is an estimate of the future cost of honoring our warranty obligations. Warranty costs are included as part of the cost of goods sold.

We warrant all of our products to be free from manufacturing defects. In addition, if a product fails, we may provide replacements at no cost or a substantial discount from list price. When we sell products, we record an expense for the expected costs of future warranty-related claims, and increase the warranty allowance by an equivalent amount. We reduce the warranty allowance by the cost of the replacement device when an actual claim is awarded.

Product Liability

We estimate the uninsured portion of legal representation and settlement costs of product liability claims and lawsuits quarterly. This evaluation consists of reviewing historical claims costs as well as assessing future trends in medical device liability cases. Social and political factors, as well as surgeon and medical facility responsibility, make litigation costs hard to predict. If, in the future, we determine that our accrual is inadequate, the adjustment would reduce reported income in the period we recorded the adjustment.

Income Taxes

We account for income taxes using the liability method. With this method, deferred tax assets and liabilities are recorded based on the differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes using enacted tax rates in effect in the years in which the differences are expected to reverse.

We have significant amounts of deferred tax assets that are reviewed for recoverability and then valued accordingly. We evaluate the realizable value of the deferred tax assets on a quarterly and yearly basis, as well as assess the need for valuation allowances by considering historical levels of income, estimates of future taxable income, and the impact of tax planning strategies. We record a valuation allowance to reduce deferred tax assets when we believe all or part of our deferred tax assets will not be realized.

We recognize tax positions in our financial statements when it is more likely than not the position will be sustained upon examination based on the technical merits of the position.

Foreign Currency Translation

The financial statements for operations outside the United States are maintained in their local currency. All assets and liabilities of our international subsidiaries are translated to United States dollars at year-end exchange rates, while elements of the statement of operations are translated at average exchange rates in effect during the year. Translation adjustments arising from the use of differing exchange rates are included in accumulated other comprehensive income in stockholders’ equity with the exception of inter-company balances not considered permanently invested which are included in other income (loss). The balance of cumulative translation adjustments included in accumulated other comprehensive income was $6.0 million and $7.5 million at January 1, 2011 and January 2, 2010, respectively. Gains and losses on foreign currency transactions are also included in other income (loss).

Derivatives and Hedging Activities

All derivatives are recorded on the consolidated balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in earnings or other comprehensive income (loss) (OCI) depending on the type of hedging instrument and the effectiveness of those hedges. See Note 9, Derivative Instruments and Hedging Activities for a description of our derivative instruments and hedging activities during 2010, 2009 and 2008.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The most significant areas which require management’s estimates relate to the allowances for doubtful accounts receivable, sales return reserve, excess and obsolete inventories, impairment testing of long-lived assets, product warranty, product liability claims, valuation of share-based payments and income taxes. We are subject to risks and uncertainties, such as changes in the health care environment, competition, and legislation that may cause actual results to differ from estimated results.

Stock-Based Compensation

We measure stock-based compensation expense based on the fair value of the award on the date of grant. We recognize compensation expense for the fair value of restricted stock grants issued based on the closing stock price on the date of grant. Compensation expense recognized on shares issued under our Employee Stock Purchase Plan is based on the value on the date of grant of an option to purchase shares of our stock at a 15 percent discount to the stock price.

Net Income per Share

We present both basic and diluted net income per share amounts. Basic net income per share is calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per share is based upon the weighted average number of common shares and dilutive common share equivalents outstanding during the year. Common share equivalents include stock options and restricted stock awards under our employee stock plans and potential issuances of stock under the assumed conversion of our Convertible Notes utilizing the treasury stock method. For further information regarding our Convertible Notes, refer to Note 5, Debt.

Common share equivalents are excluded from the computation in periods in which they have an anti-dilutive effect. Stock options for which the exercise price exceeds the average market price over the period have an anti-dilutive effect on net income per share and, accordingly, are excluded from the calculation. When there is a net loss, other potentially dilutive securities are not included in the calculation of net loss per share since their inclusion would be anti-dilutive. In addition, common share equivalents related to our Convertible Notes are anti-dilutive when the market price of our stock is below the conversion price of our Convertible Notes and, therefore, are excluded from the calculation.

The following table presents information necessary to calculate basic and diluted net income (loss) per common share and common share equivalents for 2010, 2009 and 2008:

(in thousands, except per share data)	2010	2009	2008
Net income	$87,010	$84,838	$30,835
Weighted-average shares outstanding for basic net income per share	75,847	74,097	72,942
Dilutive effect of stock options, restricted shares and convertible notes	1,785	578	957

Adjusted weighted-average shares outstanding for diluted net income per share	77,632	74,675	73,899

Net income per share
Basic net earnings	$1.15	$1.14	$0.42
Diluted net earnings	$1.12	$1.14	$0.42

Employee stock options and restricted stock awards of 1,607,238, 5,076,960 and 5,521,429 for 2010, 2009 and 2008, respectively, were excluded from the diluted net income per share calculation because their effect would be anti-dilutive. In addition, our Convertible Notes were excluded from the diluted net income per share calculation in 2008 and 2009 because the conversion price was greater than the average market price of our stock during the periods.

Comprehensive Income

Comprehensive income is the sum of net income as reported and other comprehensive income. Other comprehensive income (loss) resulted from foreign currency translation adjustments, gains (losses) on derivative instruments qualifying as hedges, post-retirement plan liability adjustments, and gains (losses) on available-for-sale investments. For more information on derivative instruments, see Note 9, Derivative Instruments and Hedging Activities.

The components of comprehensive income for 2010, 2009 and 2008, were as follows:

(in thousands)	2010	2009	2008
Net income	$87,010	$84,838	$30,835
Foreign currency translation (loss) gain, net of taxes of $35, ($245), and ($206), respectively	(1,545)	2,010	(1,768)
Fair value adjustment on derivatives designated as cash flow hedges, net of taxes of ($125), $1,850 and $1,200, respectively	204	(3,058)	(1,982)
Reclassification adjustments for cash flow hedges settled and included in net income, net of tax of $27 and ($2,270), respectively	(44)	3,751	—
Recognition of previously unrealized losses on available-for-sale securities, net of tax of ($263)	—	—	433
Unrealized gain (loss) on available-for-sale securities, net of taxes of ($14), ($179), and $62, respectively	23	296	(102)
Prior service cost for post-retirement plan, net of taxes of ($11), ($23), and $14, respectively	18	39	(24)
Net gain (loss) for post-retirement plan, net of taxes of ($96), ($71), and $110, respectively	158	117	(241)

Comprehensive income	$85,824	$87,993	$27,151

The after-tax components of accumulated other comprehensive income as of January 1, 2011, January 2, 2010, and January 3, 2009, were as follows:

(in thousands)	Net Unrealized (Loss) on Derivative Instruments Qualifying as Hedges	Post-retirement Plan Liability Adjustment	Foreign Currency Translation Adjustment	Net Unrealized (Loss) Gain on Available-for-sale Investments	Total Accumulated Other Comprehensive Income

Balance at January 3, 2009	$(1,982)	$(180)	$5,490	$(102)	$3,226

Balance at January 2, 2010	$(1,289)	$(24)	$7,500	$194	$6,381

Balance at January 1, 2011	$(1,129)	$152	$5,955	$217	$5,195

Reclassifications

Certain 2009 and 2008 amounts in the consolidated financial statements have been reclassified to conform to 2010 presentation. The reclassifications include the combination of previously reported “General and administrative expenses” and “Marketing and selling expenses” into a single line item “Selling, general and administrative” and the combination of previously reported “Interest income” with “Other income (expense)” within the Consolidated Statements of Operations. In addition, we combined previously reported “Developed and core technology” and “Other intangibles” into a single line item “Intangible assets, net” in the Consolidated Balance Sheets. All reclassifications had no effect on revenue, operating income, net income, total assets or stockholders’ equity. For 2010, 2009, and 2008, “Marketing and selling expenses” totaled $182.8 million, $173.9 million, and $175.7 million, respectively, “General and administrative expenses” totaled $48.1 million, $45.2 million, and $39.3 million, respectively, and “Interest income” was $0.1 million, $0.2 million, and $0.7 million, respectively. For additional information related to intangible assets, see Note 3, Goodwill and Intangible Assets.

Recent Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update (ASU) 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force (ASU 2009-13). ASU 2009-13 allows separate accounting for multiple-deliverable arrangements for more circumstances than under existing U.S. GAAP and establishes a selling price hierarchy for determining the selling price of a deliverable. In addition, it replaces the term “fair value” in the revenue allocation guidance with “selling price” to clarify the allocation of revenue is based on entity-specific assumptions rather than assumptions of a market place participant, eliminate the use of the residual method for allocation, and expand on-going disclosure requirements. ASU 2009-13 is effective for fiscal years beginning on or after June 15, 2010 and can be applied prospectively or retrospectively. We adopted the updated accounting guidance for multiple-deliverable revenue arrangements on a prospective basis for our fiscal 2011 year beginning on January 2, 2011, and the adoption did not have a material impact on our consolidated financial position or results of operations.

2. Balance Sheet Information

The following provides additional information (in thousands) concerning selected balance sheet accounts:

	2010	2009
Accounts receivable
Trade accounts receivable	$100,485	$103,084
Other receivables	1,641	2,945
Allowance for doubtful accounts	(3,608)	(3,439)

Net accounts receivable	$98,518	$102,590

Inventories
Raw materials	$9,392	$10,117
Work in process	3,873	3,399
Finished goods	24,292	21,791
Obsolescence allowance	(3,768)	(5,031)

Net inventories	$33,789	$30,276

Property, plant and equipment
Land and building	$42,068	$41,436
Machinery and equipment	11,484	12,108
Software	23,727	20,863
Furniture, fixtures, and other	19,952	19,108
Accumulated depreciation	(55,826)	(49,395)

Net property, plant and equipment	$41,405	$44,120

Accrued compensation expenses
Accrued payroll	$5,796	$5,090
Accrued bonuses and commissions	14,153	14,031
Accrued vacation	6,363	5,426
Accrued benefits and other compensation	4,488	5,056

Total accrued compensation expenses	$30,800	$29,603

Other accrued expenses
Accrued interest	$4,020	$3,922
Deferred revenue	3,026	3,026
Accrued other	19,641	18,812

Total other accrued expenses	$26,687	$25,760

3. Goodwill and Intangible Assets

The changes in carrying amount of goodwill for 2010 and 2009 are as follows:

(in thousands)	2010	2009
Goodwill, beginning of the period	$690,899	$690,097
Allocation of goodwill to sale of non-strategic assets	(6,400)	—
Effect of currency translation	(779)	802

Goodwill, end of the period	$683,720	$690,899

During the first quarter of 2010, we sold our Her Option® global endometrial cryoablation product line for $20.5 million and used the proceeds to pay down our debt. The final sale price after adjustment based on working capital balances at the time of sale was $19.5 million. We allocated a portion of our goodwill to the sale based on the relative fair value of the Her Option® product line and our remaining business. The consideration, less goodwill, the carrying value of tangible and intangible assets and related disposal costs resulted in a pre-tax gain of $7.7 million, which is included in “gain on sale of non-strategic assets” in the Consolidated Statements of Operations. As the majority of the goodwill that was allocated to the Her Option® product line had no tax basis, we recorded a $5.1 million tax provision against the gain resulting in an effective tax rate of 65.7 percent of the gain on sale of Her Option®.

Amortized trademarks relate to trademarks acquired as part of our Influence acquisition in 1999 and have been fully amortized as of January 1, 2011. The unamortized trademarks relate to the GreenLight™ and StoneLight® trademarks acquired as part of our acquisition of Laserscope in 2006 (the Laserscope Trademarks). The Laserscope Trademarks are classified as indefinite-lived intangible assets and are not amortized because there is no foreseeable limit on the period of time the Laserscope Trademarks are expected to contribute to our cash flows.

The following table provides additional information concerning intangible assets:

		January 1, 2011			January 2, 2010
(in thousands)	Weighted avg remaining life (years)	Gross carrying amount	Accumulated amortization	Net book value	Gross carrying amount	Accumulated amortization	Net book value
Developed and core technology	4.9	$132,953	$(92,675)	$40,278	$137,553	$(85,922)	$51,631
Other intangibles
Amortized
Patents	5.3	11,275	(9,737)	1,538	11,510	(9,693)	1,817
Licenses	7.0	18,494	(10,329)	8,165	15,913	(9,034)	6,879
Trademarks	0.0	2,233	(2,233)	—	2,208	(1,767)	441

Total amortized other intangible assets	6.7	32,002	(22,299)	9,703	29,631	(20,494)	9,137
Unamortized Trademarks	n/a	40,800	—	40,800	40,800	—	40,800

Total other intangibles		72,802	(22,299)	50,503	70,431	(20,494)	49,937

Total intangible assets		$205,755	$(114,974)	$90,781	$207,984	$(106,416)	$101,568

During the second quarter of 2009, we purchased a license for the exclusive rights to certain patents through the year 2018 for $9.0 million, of which $8.6 million has been paid as of January 1, 2011, and the remaining $0.4 million is structured to be paid out within the next three months. All payments related to the patents are included in licenses and will be amortized over 7.2 years, which is the remaining useful life of the patents.

During the third quarter of 2009, we sold our female sterilization assets and technology (Ovion technology) for $23.6 million. The consideration, less the carrying value of the intangible asset and related disposal costs resulted in a pre-tax gain of $17.4 million, which is included in “gain on sale of non-strategic assets” in the Consolidated Statements of Operations.

We review our intangible assets for impairment annually or as changes in circumstance or the occurrence of events suggest the remaining value may not be recoverable. We did not recognize any impairment of intangible assets in 2010 or 2009.

In the fourth quarter of 2008, upon performing our annual assessment of intangible assets, we determined that the projected future cash flows related to certain acquired developed technology intangible assets (for our TherMatrx® and GreenLight PV® technology) had declined from our previous expectations. The projected declines in cash flows are primarily due to changes in the BPH market resulting from faster-than-expected customer conversion to the GreenLight HPS® technology, which is the subsequent generation of technology compared to GreenLight PV® technology. As a result of our assessment, we concluded that the carrying value of the acquired developed technology intangible assets exceeded the undiscounted expected cash flows. Therefore, during the fourth quarter of 2008, we performed a discounted cash flow (DCF) analysis, using the excess earnings method, to adjust the asset carrying values to their estimated fair values.

In performing our DCF analysis in 2008, we made assumptions about the amount and timing of future expected cash flows, terminal value growth rates, appropriate discount rates, contributory asset charges and tax amortization benefits. The amount and timing of future cash flows within our DCF analysis is based on our most recent budget, long range strategic plans and other estimates. The terminal growth rate is used to calculate the value of cash flows beyond the last projected period in our DCF analysis and reflects our best estimates for stable, perpetual growth of cash flows. We use estimates of market participant weighted average cost of capital (WACC) as a basis for determining the discount rate to apply to our expected future cash flows. The discount rate used in our 2008 impairment analysis was 12.5 percent. In addition, an adjustment to the indicated values was made to reflect the hypothetical tax benefits associated with amortizing an asset for income tax purposes.

In 2008, based on the DCF analysis we recorded a $17.1 million impairment to adjust the asset carrying values to their estimated fair value. The impairment was recognized through acceleration of amortization and reported in the “Amortization of intangibles” line item in the Consolidated Statements of Operations.

The following discloses actual and expected aggregate amortization expense for currently-owned intangible assets (in thousands) for 2008 through 2015:

Year	Actual	Expected
2008	34,465	—
2009	13,161	—
2010	12,168	—
2011	—	11,546
2012	—	9,300
2013	—	9,262
2014	—	7,145
2015	—	7,123

4. Warranties

Many of our products are sold with warranty coverage for periods ranging from one year up to the patient’s lifetime. The warranty allowance is our estimate of the expected future cost of honoring current warranty obligations. Factors influencing this estimate include historical claim rates, surgical infection rates, changes in product performance, the frequency of use by the patient, the patient’s performance expectations, and changes in the terms of our policies. Changes in the warranty balance for 2010 and 2009 are disclosed in the table below.

(in thousands)	2010	2009
Balance, beginning of period	$2,293	$3,287
Provisions for warranty	1,722	1,517
Claims processed	(1,318)	(2,511)

Balance, end of period	$2,697	$2,293

5. Debt

Senior Secured Credit Facility

On July 20, 2006, in conjunction with the Laserscope acquisition, our wholly-owned subsidiary, American Medical Systems, Inc. (AMS), entered into a credit and guarantee agreement (the Credit Facility) with CIT Healthcare LLC, as agent, and certain lenders from time to time party thereto (the Lenders). AMS and each majority-owned domestic subsidiary of AMS are parties to the Credit Facility as guarantors of all of the obligations of AMS arising under the Credit Facility. Each of the subsidiary guarantors is 100 percent owned by us and the guarantees are joint and several. The obligations of AMS and each of the guarantors arising under the Credit Facility are secured by a first priority security interest granted to the agent on substantially all of their respective assets, including a mortgage on the AMS facility in Minnetonka, Minnesota. On August 12, 2009, we received a Consent and Second Amendment to our Credit Facility, which allowed us to exchange a portion of our existing convertible senior subordinated notes for new convertible senior subordinated notes as discussed below.

The six-year senior secured Credit Facility consists of (i) term loan debt and (ii) a revolving credit facility of up to $65.0 million which is available to fund ongoing working capital needs, including future capital expenditures and permitted acquisitions. In 2010, we repaid the remaining outstanding term loan balance of $125.3 million with cash provided by operations.

During the year ended January 1, 2011, term loans under the Credit Facility (other than swing line loans) carried interest at a variable rate based on LIBOR plus an applicable margin. The applicable margin for term loans based on LIBOR was 2.25 percent. The applicable margin for loans under the revolving credit facility is determined by reference to our total leverage ratio, as defined in the Credit Facility. In addition to initial Credit Facility fees and reimbursement of agent expenses, we are obligated to pay commitment fees on the revolving credit facility.

We have used cash provided by our operating activities, along with the proceeds from the sale of Her Option® in the first quarter of 2010, to pay down our debt during 2010. Amortization and other prepayments of $125.3 million and $103.5 million were made during the year ended January 1, 2011 and January 2, 2010, respectively. Fees of $10.5 million were classified as a debt discount and were being accreted to amortization of financing costs using the effective interest method over a six year period. Additional debt issuance costs of approximately $2.4 million were recorded as other long term assets and were being amortized over six years using the straight-line method. Upon payment of the prepayments described above, the remaining portion of the related fees and debt issuance costs of $1.6 million and $1.8 million was immediately charged to amortization of financing costs in the years ended January 1, 2011 and January 2, 2010, respectively.

Convertible Senior Subordinated Notes Due 2036

On June 27, 2006, we issued convertible senior subordinated notes with a stated maturity of July 1, 2036 (the 2036 Notes). The 2036 Notes bear a fixed interest rate of 3.25 percent per year, payable semiannually. The 2036 Notes are our direct, unsecured, senior subordinated obligations, rank junior to the senior secured Credit Facility and will rank junior in right of payment to all of our future senior secured debt as provided in the indenture for the 2036 Notes. The 2036 Notes have the same rank as our convertible notes that are due in 2041, which are discussed below.

In March 2009, we repurchased 2036 Notes with a principal amount of $27.3 million in exchange for a cash payment of $21.1 million. In connection with this transaction, we recorded a pre-tax gain on extinguishment of debt of $4.6 million in the year ended January 2, 2010. In December 2008, we repurchased 2036 Notes with a principal amount of $34.5 million in exchange for a cash payment of $23.4 million. In connection with this transaction, we recorded a pre-tax gain on extinguishment of debt of $5.6 million in the year ended January 3, 2009.

On September 21, 2009, we exchanged $250.0 million in principal of the 2036 Notes for $250.0 million in principal of new convertible senior subordinated notes with a stated maturity of September 15, 2041 (the 2041 Notes). We accounted for this transaction as an extinguishment of debt, and we recorded a pre-tax gain on extinguishment of $5.6 million in the year ended January 2, 2010. Further information on the 2041 Notes is provided following this section.

We separately account for the liability and equity components of our 2036 Notes in a manner that reflects our nonconvertible borrowing rate. The equity component of our 2036 Notes was $45.4 million as of January 1, 2011 and January 2, 2010, and is recorded in additional paid-in capital. As of January 1, 2011, the principal amount of the liability component, its unamortized discount, and its net carrying amount were $62.0 million, $8.5 million and $53.5 million, respectively. The unamortized discount will be amortized over a remaining period of 2.5 years and the amortization expense is included in “amortization of financing costs” on the Consolidated Statements of Operations. As of January 2, 2010, the principal amount of the liability component, its unamortized discount, and its net carrying amount were $62.0 million, $11.5 million and $50.5 million, respectively. The effective interest rate on the liability component was 9.5% for each of the years ended January 1, 2011 and January 2, 2010. During the year ended January 1, 2011, we recognized $2.0 million of interest expense representing the contractual interest coupon on our 2036 Notes, and $2.9 million of amortization expense related to the discount on the liability component. During the year ended January 2, 2010, we recognized $8.0 million of interest expense representing the contractual interest coupon on our 2036 Notes, and $10.4 million of amortization expense related to the discount on the liability component.

In addition to regular interest on the 2036 Notes, we will also pay contingent interest beginning July 1, 2011 at 0.25% of the average trading price of the 2036 Notes, if the average trading price for the five consecutive trading days immediately before the last trading day preceding the relevant six-month period equals or exceeds 120 percent of the principal amount of the 2036 Notes.

Our 2036 Notes are convertible under the following circumstances for cash and shares of our common stock, if any, at a conversion rate of 51.5318 shares of our common stock per $1,000 principal amount of 2036 Notes (which is equal to an initial conversion price of approximately $19.406 per share), subject to adjustment: (1) when, during any fiscal quarter, the last reported sale price of our common stock is greater than 130% of the conversion price for at least 20 trading days in the 30 trading-day period ending on the last trading day of the preceding fiscal quarter; (2) during the five trading days immediately after any five consecutive trading-day period in which the trading price of a 2036 Note for each day of that period was less than 98% of the product of the closing price of our common stock and the applicable conversion rate; (3) if specified distributions to holders of our common stock occur; (4) if we call the 2036 Notes for redemption; (5) if an event or change occurs that results in conversion according to the Indenture; or (6) during the 60 days prior to, but excluding, any scheduled repurchase date or maturity date. Upon conversion, we would be required to satisfy up to 100 percent of the principal amount of the 2036 Notes solely in cash, with any amounts above the principal amount to be satisfied in shares of our common stock. If a holder elects to convert its 2036 Notes in connection with a designated event or change that occurs prior to July 1, 2013, we will pay, to the extent described in the Indenture, a make whole premium by increasing the conversion rate applicable to such 2036 Notes. Conversion of our 2036 Notes into common stock could result in dilution to our shareholders. From time to time, our 2036 Notes hold a fair value below their conversion rate. Any redemption due to the trading price discount, described in (2) above, would be subject to the restrictions imposed by the Credit Facility and would occur at the lower of market or conversion value, which would likely be substantially below the par value of the debt. All of the above conversion rights will be subject to certain limitations imposed by our Credit Facility.

We have the right to redeem for cash all or a portion of the 2036 Notes on or after July 6, 2011 at specified redemption prices as provided in the Indenture plus accrued and unpaid interest and contingent interest. Holders of the 2036 Notes may require us to purchase all or a portion of their 2036 Notes for cash on July 1, 2013; July 1, 2016; July 1, 2021; July 1, 2026; and July 1, 2031 or in the event of a designated event or change, at a purchase price equal to 100 percent of the principal amount of the 2036 Notes to be repurchased plus accrued and unpaid interest and contingent interest.

Convertible Senior Subordinated Notes Due 2041

On September 21, 2009, we exchanged $250.0 million in principal amount of our 2036 Notes for newly issued 2041 Notes. The 2041 Notes bear a fixed interest rate of 4.0 percent per year, payable semiannually. The 2041 Notes are our direct, unsecured, senior subordinated obligations, rank junior to the senior secured Credit Facility and will rank junior in right of payment to all of our future senior debt as provided in the indenture for the 2041 Notes. The 2041 Notes have the same rank as our 2036 Notes.

Similar to our 2036 Notes, we separately account for the liability and equity components of our 2036 Notes in a manner that reflects our nonconvertible borrowing rate. The excess of the principal amount of the liability component over its carrying amount is treated as debt discount and amortized using the interest method. In addition, debt issuance costs of approximately $7.7 million were allocated to the liability and equity components of the 2041 Notes. Approximately $5.3 million of the debt issuance costs were allocated to the liability component, recorded in other long-term assets, and are being amortized using the straight line method over seven years (representing the time period until the first put date under the 2041 Notes). Approximately $2.4 million of the debt issuance costs were allocated to the equity component and are treated as equity issuance costs and are not amortized.

The equity component of our 2041 Notes was $76.4 million as of January 1, 2011, and is recorded in additional paid-in capital. As of January 1, 2011, the principal amount of the liability component, its unamortized discount, and its net carrying amount were $250.0 million, $68.3 million and $181.7 million, respectively. The unamortized discount will be amortized over a remaining period of 5.7 years and the amortization expense is included in “amortization of financing costs” on the Consolidated Statements of Operations. As of January 2, 2010, the principal amount of the liability component, its unamortized discount, and its net carrying amount were $250.0 million, $76.7 million and $173.3 million, respectively. The effective interest rate on the liability component was 10.2% for each of the years ended January 1, 2011 and January 2, 2010. During the year ended January 1, 2011, we recognized $10.0 million of interest expense representing the contractual interest coupon on our 2041 Notes, and $8.3 million of amortization expense related to the discount on the liability component. During the year ended January 2, 2010, we recognized $2.9 million of interest expense representing the contractual interest coupon on our 2041 Notes, and $2.2 million of amortization expense related to the discount on the liability component.

In addition to regular interest on the 2041 Notes, we will also pay contingent interest beginning September 15, 2016 at 0.75% of the average trading price of the 2041 Notes, if the average trading price for the five trading days immediately before the first trading day preceding the relevant six-month period equals or exceeds 130 percent of the principal amount of the 2041 Notes.

Our 2041 Notes are convertible under the following circumstances for cash and shares of our common stock, if any, at a conversion rate of 51.5318 shares of our common stock per $1,000 principal amount of 2041 Notes (which is equal to an initial conversion price of approximately $19.406 per share), subject to adjustment: (1) when, during any fiscal quarter commencing after January 2, 2010 (and only during such fiscal quarter), the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on the applicable trading day; (2) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of 2041 Notes for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate; (3) if we call the 2041 Notes for redemption; (4) if specified distributions to holders of our common stock occur; (5) if an event or change occurs that results in conversion according to the Indenture; or (6) during the 60 days prior to, but excluding, any scheduled repurchase date or maturity date. Upon conversion, we would be required to satisfy up to 100 percent of the principal amount of the 2041 Notes solely in cash, with any amounts above the principal amount to be satisfied in shares of our common stock. If a holder elects to convert its 2041 Notes in connection with a designated event or change, we will pay, to the extent described in the Indenture, a make whole premium by increasing the conversion rate applicable to such 2041 Notes. Conversion of our 2041 Notes into common stock could result in dilution to our shareholders. Similar to our 2036 Notes, from time to time, our 2041 Notes may hold a fair value below their conversion rate. Any redemption due to the trading price discount, described in (2) above, would be subject to the restrictions imposed by the Credit Facility and would occur at the lower of market or conversion value, which would likely be substantially below the par value of the debt. All of the above conversion rights will be subject to certain limitations imposed by our Credit Facility.

We have the right to redeem for cash all or a portion of the 2041 Notes on or after September 15, 2016 at specified redemption prices as provided in the Indenture plus accrued and unpaid interest and contingent interest. Holders of the 2041 Notes may require us to purchase all or a portion of their 2041 Notes for cash on September 15, 2016 or in the event of a designated event or change, at a purchase price equal to 100 percent of the principal amount of the 2041 Notes to be repurchased plus accrued and unpaid interest and contingent interest.

Supplemental Guarantor Information

On June 17, 2011, AMS was acquired by Endo Pharmaceuticals Holdings Inc. (Endo) at which point we became a wholly-owned subsidiary of Endo. In connection with the acquisition and the related financing transactions, Endo revised its guarantor structure of its entities. Endo’s indebtedness includes $500 million of 7.00% Notes due 2019, $400 million of 7.00% Senior Notes due 2020 and $400 million of 7.25% Senior Notes due 2022 (the Endo Notes). The Endo Notes were issued in private offerings for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Endo Notes are senior unsecured obligations of Endo and are guaranteed on a senior unsecured basis by certain of Endo’s domestic subsidiaries, including American Medical Systems Holdings, Inc. and the following AMS subsidiaries: American Medical Systems, Inc., AMS Sales Corporation, AMS Research Corporation and Laserscope (the Guarantor Subsidiaries). Each of the subsidiary guarantors is 100 percent owned by Endo. The guarantees are joint and several, and are subordinated in right of payment to the guaranteed obligations of our significant domestic subsidiaries under our senior Credit Facility.

The following supplemental condensed consolidating financial information are presented pursuant to Rule 3-10(g) of Regulation S-X and reflect the statements of operations for the year ended January 1, 2011, the balance sheet as of January 1, 2011, and the statements of cash flows for the year ended January 1, 2011, for the Guarantor Subsidiaries as a group in accordance with the updated guarantor structure of Endo, and separately for our non-Guarantor Subsidiaries as a group, as of October 14, 2011. In the condensed consolidating financial statements, we and the Guarantor Subsidiaries account for investment in wholly-owned subsidiaries using the equity method.

American Medical Systems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Statement of Operations

(In thousands)

	Year Ended Janaury 1, 2011
	American Medical Systems Holdings, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$—	$493,776	$117,175	$(68,635)	$542,316
Cost of sales	—	89,730	68,462	(67,076)	91,116

Gross profit	—	404,046	48,713	(1,559)	451,200
Operating expenses
Selling, general and administrative	—	190,399	40,532	—	230,931
Research and development	—	53,396	(29)	—	53,367
Amortization of intangibles	—	12,168	—	—	12,168

Total operating expenses	—	255,963	40,503	—	296,466

Operating income	—	148,083	8,210	(1,559)	154,734
Other (expense) income
Royalty income	—	559	—	—	559
Interest expense	(11,980)	(2,055)	(170)	157	(14,048)
Amortization of financing costs	(11,992)	(2,085)	—	—	(14,077)
Gain on sale of non-strategic assets	—	7,719	—	—	7,719
Other income (expense)	—	1,639	(455)	(187)	997

Total other (expense) income	(23,972)	5,777	(625)	(30)	(18,850)

(Loss) income before income taxes	(23,972)	153,860	7,585	(1,589)	135,884
(Benefit) provision for income taxes	(8,990)	55,754	2,706	(596)	48,874
Equity in earnings of subsidiary	102,985	4,879	—	(107,864)	—

Net income	$88,003	$102,985	$4,879	$(108,857)	$87,010

American Medical Systems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Balance Sheet

(In thousands)

	As of January 1, 2011
	American Medical Systems Holdings, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets
Cash and cash equivalents	$—	$4,175	$12,306	$—	$16,481
Short-term investments	16,105	44,812	417	—	61,334
Accounts receivable, net	641,595	53,432	31,666	(628,175)	98,518
Inventories, net	—	31,659	8,638	(6,508)	33,789
Deferred income taxes	—	14,491	1,067	—	15,558
Other current assets	—	5,272	1,475	—	6,747

Total current assets	657,700	153,841	55,569	(634,683)	232,427
Property, plant and equipment, net	—	40,227	1,178	—	41,405
Goodwill	—	692,305	15,436	(24,021)	683,720
Intangible assets, net	—	90,781	—	—	90,781
Investment in subsidiaries	256,487	46,211	—	(302,698)	—
Other long-term assets, net	4,364	42	695	—	5,101

Total assets	$918,551	$1,023,407	$72,878	$(961,402)	$1,053,434

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$(40,197)	$693,305	$13,315	$(657,590)	$8,833
Income taxes payable	(4,181)	4,211	505	—	535
Accrued compensation expenses	—	25,509	5,291	—	30,800
Accrued warranty expense	—	2,717	(20)	—	2,697
Other accrued expenses	4,018	17,516	5,153	—	26,687

Total current liabilities	(40,360)	743,258	24,244	(657,590)	69,552
Non-current liabilities
Long-term debt	235,093	—	—	—	235,093
Intercompany loans payable	—	—	1,114	(1,114)	—
Deferred income taxes	55,257	693	1,309	—	57,259
Long-term income taxes payable	—	19,268	—	—	19,268
Long-term employee benefit obligations	—	3,701	—	—	3,701

Total non-current liabilities	290,350	23,662	2,423	(1,114)	315,321

Total liabilities	249,990	766,920	26,667	(658,704)	384,873
Stockholders’ equity
Common stock	768	—	119	(119)	768
Additional paid-in capital	436,825	3,424	16,428	(19,852)	436,825
Accumulated other comprehensive income	5,195	161	6,211	(6,372)	5,195
Retained earnings (deficit)	225,773	252,902	23,453	(276,355)	225,773

Total stockholders’ equity	668,561	256,487	46,211	(302,698)	668,561

Total liabilities and stockholders’ equity	$918,551	$1,023,407	$72,878	$(961,402)	$1,053,434

American Medical Systems Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Statement of Cash Flows

(In thousands)

	Year Ended January 1, 2011
	American Medical Systems Holdings, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
Cash flows from operating activities
Net cash (used in) provided by operating activities	$(28,180)	$144,832	$(710)	$—	$115,942
Cash flows from investing activities
Purchase of property, plant and equipment	—	(6,723)	(322)	—	(7,045)
Sale of non-strategic assets, net	—	19,043	—	—	19,043
Purchase of intangibles	—	(3,149)	—	—	(3,149)
Purchase of short-term investments	—	(90,307)	(649)	—	(90,956)
Sale of short-term investments	—	48,737	777	—	49,514
Net settlement of derivative contracts	—	76	—	—	76

Net cash used in investing activities	—	(32,323)	(194)	—	(32,517)
Cash flows from financing activities
Issuance of common stock	26,061	—	—	—	26,061
Excess tax benefit from stock-based compensation	2,119	—	—	—	2,119
Payments on senior secured credit facility	—	(125,307)	—	—	(125,307)

Net cash provided by (used in) financing activities	28,180	(125,307)	—	—	(97,127)
Effect of currency exchange rates on cash	—	—	(487)	—	(487)

Net decrease in cash and cash equivalents	—	(12,798)	(1,391)	—	(14,189)
Cash and cash equivalents at beginning of period	—	16,973	13,697	—	30,670

Cash and cash equivalents at end of period	$—	$4,175	$12,306	$—	$16,481

6. Stock-Based Compensation

As of January 1, 2011, new stock-based compensation awards may be granted under our 2005 Stock Incentive Plan (2005 Plan).

The following table presents a summary of the stock-based compensation expense recognized for the plan:

(in thousands)	Year Ended January 1, 2011	Year Ended January 2, 2010	Year Ended January 3, 2009
Stock option awards	$6,167	$7,074	$7,721
Restricted stock awards	1,653	1,073	602
Employee stock purchase plan	836	841	619

Total stock-based compensation expense	$8,656	$8,988	$8,942

The following table presents the statement of operations classification of pre-tax stock-based compensation expense, for stock options, restricted stock awards and the employee stock purchase plan, recognized for the years ended January 1, 2011, January 2, 2010 and January 3, 2009:

(in thousands)	Year Ended January 1, 2011	Year Ended January 2, 2010	Year Ended January 3, 2009
Cost of sales	$1,006	$976	$2,069
Selling, general and administrative	6,448	6,804	4,619
Research and development	1,202	1,208	2,254

Total stock-based compensation expense	$8,656	$8,988	$8,942

The total income tax benefit recognized in our statement of operations for stock-based compensation arrangements was $3.1 million, $3.0 million and $2.6 million for the years ended January 1, 2011, January 2, 2010 and January 3, 2009, respectively.

The cash flows resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) are classified as financing cash flows. Excess tax benefits of $2.1 million, $0.6 million and $1.5 million were classified as financing cash inflows for the twelve-month periods ended January 1, 2011, January 2, 2010 and January 3, 2009, respectively.

Our 2005 Plan, which replaced our 2000 Equity Incentive Plan (2000 Plan), was amended in May 2009 to increase the number of shares permitted for the grant of equity incentive awards to our employees, consultants and directors from 6,600,000 to 11,600,000 shares of common stock, plus the number of shares under our 2000 Plan as of May 5, 2005 subject to outstanding option adjustments, for total grants available of 27,170,757. We have granted options to acquire shares and restricted stock awards for an aggregate of 21,807,559 shares (net of cancellations) under both plans and 5,363,198 shares remain available for future grants under our 2005 Plan.

Stock Options

Options granted under the plans generally become exercisable for twenty-five percent of the shares on the first anniversary date of the grant and 6.25 percent at the end of each quarter thereafter. Options are granted with an exercise price equal to the fair market value of the common stock on the date of the grant.

Options granted under our 2000 Plan generally have a stated expiration, if not exercised or earlier terminated, ten years after the date of grant. Options granted under our 2005 Plan generally have a stated expiration, if not exercised or earlier terminated, seven years after the date of grant.

Activity under our 2000 Plan and 2005 Plan for the twelve months ended January 1, 2011, January 2, 2010 and January 3, 2009 was as follows:

	Options outstanding	Weighted average exercise price per share	Aggregate Intrinsic Value
	(in thousands)
Balance at December 29, 2007	7,587,892	$14.82
Granted	1,453,040	14.41
Exercised	(1,016,891)	5.36
Forfeit or expired	(1,003,700)	19.06

Balance at January 3, 2009	7,020,341	15.50
Granted	1,713,874	12.11
Exercised	(715,864)	10.32
Forfeit or expired	(856,806)	16.53

Balance at January 2, 2010	7,161,545	15.08
Granted	1,603,835	19.10
Exercised	(1,834,148)	13.05
Forfeit or expired	(461,187)	16.95

Balance at January 1, 2011	6,470,045	16.52	$17,490,422

Options exercisable at January 1, 2011	3,753,647	$16.55	$10,242,036

Exercise prices and weighted average remaining contractual life for options outstanding as of January 1, 2011, excluding estimated forfeitures, are summarized as follows:

	Options Outstanding			Options Exercisable
Range of exercise prices	Number of shares	Weighted average remaining contractual life	Weighted average exercise price	Number of shares	Weighted average exercise price
$ 4.19 – $14.21	1,820,290	4.5 years	$11.95	1,097,185	$12.18
$14.36 – $18.36	1,647,420	4.5 years	16.13	943,809	15.89
$18.38 – $19.56	1,623,650	4.7 years	18.67	772,580	18.81
$19.69 – $22.02	1,378,685	3.7 years	20.52	940,073	20.44

Total	6,470,045	4.4 years	$16.52	3,753,647	$16.55

The total intrinsic value of options exercised during the twelve months ended January 1, 2011 was $14.1 million. The total intrinsic value at January 1, 2011 is based on our closing stock price on the last trading day of the year for in-the-money options. The weighted-average remaining contractual term of options exercisable at January 1, 2011 was 2.7 years.

The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model, incorporating key assumptions on volatility and expected option lives based on our analysis of historical experience. Forfeitures are estimated based on historical experience. We adopted the straight-line method of expense attribution that results in a straight-line amortization of the compensation expense over the vesting period for all options.

The following table provides the weighted average fair value of options granted and the related assumptions used in the Black-Scholes model:

	2010	2009	2008
Fair value of options granted	$6.88	$4.18	$5.00
Risk free interest rate	2.01%	1.94%	2.88%
Expected dividend rate	0.00%	0.00%	0.00%
Stock price volatility	39.18%	36.61%	34.81%
Expected life of option	5 years	5 years	5 years

Expected life: We analyze historical employee exercise and termination data to estimate the expected life assumption. We believe that historical data currently represents the best estimate of the expected life of a new employee option. For determining the fair value of options, we use different expected lives for the general employee population in the United States, employees in international offices and for officers and directors. We examined the historical pattern of option exercises to determine if there was a discernable pattern as to how different classes of employees exercised their options. Our analysis showed that officers and directors hold their stock options for a longer period of time before exercising compared to the rest of the employee population and that United States employees hold their stock options for a longer period of time before exercising as compared to international employees.

Expected volatility: We estimate the volatility of our common stock by using the historical volatility over the expected life of the applicable option. We made the decision to use historical volatility due to the limited availability of actively traded options for our common stock from which to derive implied volatility.

Risk-free rate of return: The rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a term similar to the expected life of the options.

Dividend yield: We have not paid dividends in the past and do not anticipate paying any cash dividends in the foreseeable future, therefore a dividend yield of zero is assumed.

As of January 1, 2011, we had $17.3 million of total unrecognized compensation cost, net of estimated forfeitures, related to unvested stock-based compensation arrangements granted under our 2005 Plan. We expect that cost to be recognized over a weighted average period of 2.7 years.

During the year ended January 1, 2011, stock options were exercised to acquire 1,834,148 shares. Cash received upon exercise was $23.8 million. The tax benefit realized upon exercise was $2.7 million.

Restricted Stock

Restricted stock awards are granted to employees under the 2005 Stock Incentive Plan upon hire or based on performance criteria established by management. Restricted stock awards are similar to stock option awards and are subject to forfeiture if employment terminates prior to the release of the restrictions. We grant restricted stock which generally vests over a four year period. During the vesting period, ownership of the shares cannot be transferred. Restricted stock is considered issued and outstanding at the grant date and has the same dividend and voting rights as other common stock. We recognize compensation expense for the fair value of the restricted stock grants issued based on the closing stock price on the date of grant. The plan does not designate the specific number of shares available for restricted stock grants, as these are issued from the full pool of shares available under the 2005 Stock Incentive Plan. The option pool is reduced by two shares for each restricted share granted.

The following table summarizes restricted stock activity during the twelve months ended January 1, 2011, January 2, 2010 and January 3, 2009:

	Unvested Shares outstanding	Weighted average grant date fair value per share
Balance at December 29, 2007	216,720	$18.30
Granted	94,800	14.70
Vested	(86,601)	18.50
Cancelled	(32,351)	17.67

Balance at January 3, 2009	192,568	16.54
Granted	127,150	15.16
Vested	(60,579)	16.99
Cancelled	(25,614)	15.44

Balance at January 2, 2010	233,525	15.79
Granted	210,270	19.38
Vested	(79,808)	16.37
Cancelled	(30,723)	15.89

Balance at January 1, 2011	333,264	$17.91

Employee Stock Purchase Plan

We have an Employee Stock Purchase Plan (ESPP) which allows employees to elect, in advance of each calendar quarter, to contribute up to 10 percent of their compensation, subject to certain limitations, to purchase shares of common stock at the lower of 85 percent of the fair market value on the first or last day of each quarter. Compensation expense recognized on shares issued under our ESPP is based on the value of an option to purchase shares of our stock at a 15 percent discount to the stock price. Shares purchased under the ESPP were 190,540 during 2010. The plan was amended in May 2008 to increase the number of shares reserved under the plan from 1,000,000 to 2,000,000 common shares and to delete the term and termination date of the plan. Shares issued under the ESPP through January 1, 2011 total 1,538,926, with a balance available to be issued of 461,074.

7. Commitments and Contingent Liabilities

We are involved in a number of claims and lawsuits considered normal in our business, including product liability matters. While it is not possible to predict the outcome of legal actions, we believe that any liability resulting from the pending claims and suits that would potentially exceed existing accruals would not have a material, adverse effect on our financial position or on our results of operations or cash flows for any period.

Product Liability

On October 20, 2008, the U.S. Food and Drug Administration (FDA) issued a public health notice regarding complications associated with transvaginal placement of surgical mesh to treat pelvic organ prolapse and stress urinary incontinence. Most of our female incontinence and prolapse products use surgical mesh. The notification provides recommendations and encourages physicians to seek specialized training in mesh procedures, advise their patients about the risks associated with these procedures and be diligent in diagnosing and reporting complications.

During 2010, we experienced an increased level of lawsuits related to our products that use mesh. We believe these suits were brought in connection with the two year anniversary of the public health notification issued by the FDA and we plan to vigorously defend against these claims. We have recorded an accrual for probable legal costs, settlements and judgments for mesh litigation. Due to the early stages of the litigation and the lack of precedent for product liability cases involving mesh, we do not have sufficient data to quantify the maximum potential range to litigate or otherwise resolve these lawsuits, either individually or in the aggregate.

Operating Leases

Future minimum operating lease obligations for automobiles, office space, and other facilities were as follows at January 1, 2011:

(in thousands)
2011	3,383
2012	2,539
2013	1,308
2014	513
2015 and beyond	19

Total	$7,762

Rent expense was $3.7 million, $3.5 million and $3.3 million in 2010, 2009 and 2008, respectively. The automobiles, which are typically leased for three years, are used by sales personnel. The office obligations include the Laserscope facilities in California and sales offices outside the U.S.

8. Fair Value Measurements

Generally accepted accounting principles define and establish a framework for measuring fair value and providing disclosure about fair value measurements. Furthermore, U.S. GAAP specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs) or reflect our own assumptions of market participant valuation (unobservable inputs). We have categorized our financial assets and liabilities, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table summarizes our financial assets measured at fair value on a recurring basis as of January 1, 2011 (in thousands):

	Fair Value Measurements as of January 1, 2011 Using
Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money market funds	$38,301	$—	$—
Publicly traded equity securities	606	—	—
Other short-term investments	—	417	—
Commercial Paper	—	22,010	—

Total Assets	$38,907	$22,427	$—

Liabilities
Derivatives	$—	$1,826	$—

Money market funds: Our money market funds are highly liquid investments that invest in securities with a maturity of three months or less. These assets are classified within Level 1 of the fair value hierarchy because the money market funds are valued using quoted market prices in active markets.

Publicly traded equity securities: As of January 1, 2011, our publicly traded equity securities are made up of common stock of Iridex Corporation. These shares are valued using quoted market prices multiplied by the number of shares owned.

Other short-term investments: Other short-term investments consist of mutual fund shares and short-term bonds, which have maturities of three months or less, the carrying amount is a reasonable estimate of fair value and these have been classified as Level 2.

Commercial paper: We hold commercial paper that has a maturity of eight months or less with a highly rated financial institution. Our commercial paper is classified as Level 2 in the fair value hierarchy because it is carried at amortized cost, which is a reasonable approximation of fair value.

Derivatives: The total fair value of various foreign exchange forward contracts as of January 1, 2011 includes liabilities of $1.8 million, reported in other accrued expenses. We measure our derivatives at fair value on a recurring basis using significant observable inputs, which is Level 2 as defined in the fair value hierarchy. Refer to Note 9, Derivative Instruments and Hedging Activities, for more information regarding our derivatives.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Fair value measurements of nonfinancial assets and liabilities are primarily used in the impairment analysis of goodwill and intangible assets. We review goodwill and intangible assets for impairment annually, during the fourth quarter of each fiscal year, or as circumstances indicate the possibility of impairment. During the year ended January 1, 2011, we had no significant measurements of assets or liabilities at fair value on a nonrecurring basis subsequent to their initial recognition.

Fair Value of Debt

The fair value of the Convertible Notes (see Note 5, Debt) was estimated using quoted market prices. The fair value of the Credit Facility was estimated using a discounted cash flow analysis based on our current estimated incremental borrowing rate for a similar borrowing arrangement.

The following table summarizes the principal outstanding and estimated fair values of our long-term debt, including current maturities (in thousands):

	January 1, 2011		January 2, 2010
	Principal	Fair Value	Principal	Fair Value
2036 Notes	$61,985	$67,839	$61,985	$70,270
2041 Notes	250,000	307,635	250,000	304,983
Credit Facility	—	—	125,307	123,230

	$311,985	$375,474	$437,292	$498,483

9. Derivative Instruments and Hedging Activities

We are exposed to certain risks relating to our ongoing business operations. We use derivatives to mitigate a portion of our exposure to volatility in interest and foreign currency exchange rates. Interest rate swaps are used to manage interest rate risk associated with our floating rate debt. Foreign exchange forward contracts are used to manage the currency risk associated with forecasted sales to and receivables from certain subsidiaries, denominated in their local currencies. We hedge only exposures in the ordinary course of business.

We account for our derivative instruments at fair value provided we meet certain documentary and analytical requirements to qualify for hedge accounting treatment. Hedge accounting creates the potential for a Consolidated Statement of Operations match between the changes in fair values of derivatives and the changes in cost of the associated underlying transactions, in this case interest expense and translation gain or loss. Derivatives held by us are designated as hedges of specific exposures at inception, with an expectation that changes in the fair value will essentially offset the change in the underlying exposure. Discontinuance of hedge accounting is required whenever it is subsequently determined that an underlying transaction is not going to occur, with any gains or losses recognized in the Consolidated Statement of Operations at such time, with any subsequent changes in fair value recognized currently in earnings. Fair values of derivatives are determined based on quoted prices for similar contracts.

We have foreign currency exchange forward contract derivatives outstanding at January 1, 2011 which are designated as cash flow hedges of currency fluctuations for a portion of our forecasted sales to certain subsidiaries, denominated in Euros, British pounds, Canadian dollars and Australian dollars. These contracts have remaining terms between one and eleven months. The notional amount of the foreign exchange forward contracts designated as cash flow hedges was $46.4 million and $48.4 million at January 1, 2011 and January 2, 2010, respectively. We have also entered into foreign exchange forward contracts to manage a portion of our exposure to foreign exchange rate fluctuations on certain inter-company receivables denominated in Euros, British pounds, Canadian dollars, Australian dollars and Brazilian real. These contracts are not designated as an accounting hedge, and the notional amount of these contracts at January 1, 2011 and January 2, 2010 was $11.9 million and $10.9 million, respectively. The associated underlying transactions are expected to occur within the next month.

The effective portion of the change in fair value of foreign currency exchange contracts is reported in accumulated other comprehensive income, a component of stockholders’ equity, and is being recognized as an adjustment to interest expense or other (expense) income, respectively, over the same period the related expenses are recognized in earnings. Ineffectiveness would occur when changes in the market value of the hedged transactions are not completely offset by changes in the market value of the derivatives. Gains and losses on derivatives representing hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized currently in earnings when incurred. No ineffectiveness was recognized during 2010 or 2009. Amounts due from counterparties (unrealized hedge gains) or owed to counterparties (unrealized hedge losses) are included in accounts receivable, net or other accrued expenses, respectively. Cash receipts or payments related to our derivatives are generally classified in the Consolidated Statements of Cash Flows as cash flows from operating activities, consistent with the related items being hedged, unless the derivative is not designated as a hedge or if hedge accounting is discontinued, in which case the receipts or payments are classified as cash flows from investing activities.

Information on the location and amounts of derivative fair values in the Consolidated Balance Sheets is presented in the table below.

	Derivative Liabilities
(in thousands)	Balance Sheet Location	January 1, 2011	January 2, 2010
Derivatives designated as hedging instruments
Interest rate swap contracts	Other accrued expenses	$—	$299
Foreign exchange forward contracts	Other accrued expenses	1,727	1,650

Total derivatives designated as hedging instruments		$1,727	$1,949

Derivatives not designated as hedging instruments
Foreign exchange forward contracts	Other accrued expenses	$99	$—

Total derivatives		$1,826	$1,949

At January 1, 2011, approximately $1.7 million of the existing loss on the foreign exchange forward contracts designated as a cash flow hedge, which is included in accumulated other comprehensive income, is expected to be reclassified into earnings within the next twelve months.

We are exposed to credit losses in the event of non-performance by counterparties on these financial instruments, and although no assurances can be given, we do not expect any of the counterparties to fail to meet its obligations. The credit exposure related to these financial instruments is represented by the fair value of contracts with a positive fair value at the reporting date. To manage credit risks, we enter into derivative instruments with high quality financial institutions, which we monitor regularly and take action where possible to mitigate risk.

Information on the location and amounts of derivative gains and losses recorded in other comprehensive income (OCI) and recorded in the Consolidated Statements of Operations is presented in the table below.

The Effect of Derivative Instruments on the Consolidated Statement of Operations

For the Years Ended January 1, 2011 and January 2, 2010

(in thousands)

Derivatives in Cash Flow Hedging Relationships	Amount of Gain (Loss) Recognized in OCI on Derivatives (Effective Portion)		Location of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
	January 1, 2011	January 2, 2010		January 1, 2011	January 2, 2010
Interest rate swap contracts	$291	$2,372	Interest expense	$(302)	$(3,341)
Foreign exchange contracts	(33)	(1,259)	Other income (expense)	373	(2,680)

Total	$258	$1,113		$71	$(6,021)

Derivatives not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivatives	Amount of Gain (Loss) Recognized in Income on Derivatives
		January 1, 2011	January 2, 2010
Foreign exchange contracts	Other income (expense)	$(392)	$(410)

10. Industry Segment Information and Foreign Operations

Since our inception, we have operated in the single industry segment of developing, manufacturing, selling and marketing medical devices. We distribute products through our direct sales force and independent sales representatives in the United States, Canada, Australia, Brazil and Western Europe. Additionally, we distribute products through foreign independent distributors, primarily in Europe, Asia, and South America, who then sell the products to medical institutions. No customer or distributor accounted for ten percent or more of net sales during 2010, 2009 and 2008. Foreign subsidiary sales are predominantly to customers in Western Europe, Canada, Australia and Brazil and our foreign subsidiary assets are located in the same countries. At the end of 2010 and 2009, consolidated accounts receivable included $41.7 million and $42.4 million due from customers located outside of the United States.

The following table presents net sales and long-lived assets (excluding deferred taxes) by geographical territory. No individual foreign country’s net sales or long-lived assets are material.

(in thousands)	2010	2009	2008
United States
Net sales	$394,919	$373,898	$355,678
Long-lived assets	804,092	824,886	833,095
International
Net sales	147,397	145,372	145,963
Long-lived assets	16,915	17,924	17,092

11. Postretirement Benefits

We have an unfunded postretirement plan in the United States, which provides medical, dental, and life insurance benefits at reduced rates to certain retirees and their eligible dependents. Employees hired before 2000 are eligible if they meet age and service requirements and qualify for retirement benefits. We provide funds to the plans as benefits are paid. We recognize the status of our postretirement plan as a net asset or liability, with an offsetting adjustment to accumulated other comprehensive income in shareholders’ equity.

The cost of our postretirement benefit plan (in thousands) was as follows:

	2010	2009	2008
Service cost	$171	$174	$183
Interest cost	194	208	208
Amortization of net prior service cost	29	62	(38)

Net benefit costs	$394	$444	$353

The following tables present reconciliations of the benefit obligation of the plan and the plan assets of the plan (in thousands):

	2010	2009
Change in benefit obligation
Benefit obligation at beginning of year	$3,864	$3,886
Service cost	171	174
Interest cost	194	208
Actuarial gain	(254)	(187)
Benefit payments	(169)	(217)

Benefit obligation at end of year	$3,806	$3,864

Change in plan assets
Fair value of assets at beginning of year	$—	$—
Actual return on plan assets	—	—
Employer contributions	169	217
Benefit payments	(169)	(217)

Fair value of plan assets at end of year	$—	$—

Amounts recognized in the statement of financial position consist of:

	2010	2009
Current	$(219)	$(233)
Long-term	(3,587)	(3,631)

Net amount of accrued benefit cost	$(3,806)	$(3,864)

Amounts recognized in accumulated other comprehensive income consist of:

	2010	2009
Net actuarial (gain) loss	$(244)	$7
Net prior service cost	—	32

Total accumulated other comprehensive income	$(244)	$39

The net prior service cost in accumulated other comprehensive income consists of two components: one component for a negative plan amendment in 2000 (2000 component), and a second component for a positive plan amendment in 2006 (2006 component). These two components were amortized differently, based on expected future service periods at the time of the amendment. The 2000 and 2006 components were fully amortized in 2009 and 2010, respectively.

The benefits expected to be paid in each of the next five fiscal years and the aggregate for the five fiscal years thereafter are projected as follows (in thousands):

Projected Medical Benefit Payments

2011	$225
2012	229
2013	251
2014	266
2015	280
2016-2020	1,572

The assumptions used in estimating the annual cost related to these plans include:

	2010	2009
Discount rate	5.75%	5.75%
Rate of future compensation increase	4.00%	4.00%

An average increase of 8.0 percent in the cost of covered health care benefits was assumed for 2010 and is projected to gradually decrease to 5.0 percent by 2016 and remain at that level thereafter. Because of the subsidy caps, the assumed health care cost trend rates have a slight effect on the amounts reported for our postretirement plan.

12. Savings and Investment Plan

The AMS Savings and Investment Plan (the Plan) allows employees in the United States to contribute a portion of their compensation to the Plan. We match a portion of these contributions. Additionally, we make profit sharing contributions to the Plan based upon a percent of operating profit as established annually by senior management and the Compensation Committee of the Board of Directors. All of our United States employees who satisfy certain service requirements are eligible to participate in the Plan. Matching contributions of $4.0 million, $3.7 million and $3.3 million were made in 2010, 2009 and 2008, respectively. Profit sharing contributions were $4.5 million, $5.0 million and $3.7 million in 2010, 2009 and 2008, respectively.

13. Income Taxes

Components of our income before income taxes are as follows (in thousands):

Pretax income	2010	2009	2008
U.S.	$127,937	$127,504	$43,140
Foreign	7,947	8,531	7,018

Total	$135,884	$136,035	$50,158

Components of income tax expense are as follows (in thousands):

Income tax expense	2010	2009	2008
Current
Federal	$47,013	$40,762	$17,190
State	5,028	7,173	4,166
Foreign	2,700	3,336	2,002
Deferred
Federal	(5,943)	931	(3,761)
State	(78)	(973)	(791)
Foreign	154	(32)	517

Total	$48,874	$51,197	$19,323

A reconciliation of income tax expense computed at the United States statutory rate to our provision for income taxes is as follows (in thousands):

Income tax reconciliation	2010	%	2009	%	2008	%
Statutory rate	$47,559	35.0	$47,612	35.0	$17,556	35.0
State taxes	3,379	2.5	4,171	3.1	2,194	4.4
Manufacturing tax incentives	(3,591)	(2.6)	(2,092)	(1.5)	(851)	(1.7)
Meals and entertainment	705	0.5	565	0.4	541	1.1
Foreign rate differential and other	433	0.3	759	0.6	80	0.1
Research and development credits	(1,015)	(0.7)	(1,214)	(0.9)	(917)	(1.8)
Audit settlements and statute closures	(1,453)	(1.1)	(141)	(0.1)	(712)	(1.4)
Sale of assets	2,009	1.5	823	0.6	—	0.0
Other	848	0.6	714	0.4	1,432	2.8

Total	$48,874	36.0	$51,197	37.6	$19,323	38.5

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred income tax assets and liabilities at the end of 2010 and 2009 are as follows (in thousands):

	2010	2009
Deferred tax assets:
Federal net operating loss carryforwards	$8,258	$8,938
Reserves and allowances	11,568	11,315
Workforce, patents and license	1,038	2,124
Compensation accruals	3,865	4,165
Accrued state tax and interest	2,577	2,207
Stock-based compensation	7,251	6,619
State net operating loss carryforwards and other credits	3,010	3,362
Developed technology	1,735	—
Convertible debt issuance and transaction costs	5,378	3,144
Other	3,604	2,705

Total deferred tax assets	48,284	44,579
Deferred tax liabilities:
Goodwill	12,138	11,076
Prepaid insurance and other	2,366	1,979
Developed technology	—	706
Trademarks and royalty agreements	15,298	15,545
Contingent interest on debt	60,183	62,750

Total deferred tax liabilities	89,985	92,056

Net deferred tax liability	$(41,701)	$(47,477)

We have U.S. federal tax loss carryforwards of approximately $23.6 million which are realizable under IRC Section 382. They expire between 2018 and 2025. Management believes that future taxable income will be sufficient to realize these tax loss carryforwards and has established a deferred tax asset of $8.3 million.

As of January 1, 2011, undistributed earnings of international subsidiaries of approximately $22.5 million were considered to have been reinvested indefinitely and, accordingly, we have not provided U.S. taxes on such earnings.

Changes in our unrecognized tax benefits (UTBs) are as follows:

(in thousands)	Gross Federal, State and Foreign UTBs	Accrued Interest and Penalties on UTBs	Gross UTBs, including interest and penalties	Deferred Federal and State Income Tax Benefits	Unrecognized Income Tax Benefits, Net of Deferred Federal and State Benefits
Balance at January 3, 2009	$14,951	$376	$15,327	$(1,593)	$13,734
Additions for tax positions related to a prior period	1,500	604	2,104	(547)	1,557
Additions for tax positions related to the current period	993	—	993	(144)	849
Reductions related to the closing of Statutes of Limitations	(182)	(36)	(218)	77	(141)
Reductions related to settlements with tax authorities	—	—	—	—	—

Balances at January 2, 2010	17,262	944	18,206	(2,207)	15,999

Additions for tax positions related to a prior period	30	546	576	(149)	427
Additions for tax positions related to the current period	2,081	—	2,081	(363)	1,718
Reductions related to the closing of Statutes of Limitations	(1,013)	(157)	(1,170)	135	(1,035)
Reductions related to settlements with tax authorities	(405)	(20)	(425)	8	(417)

Balances at January 1, 2011	17,955	1,313	19,268	(2,576)	16,692
Less:
UTBs attributable to timing items included above	982	—	982	—	982

Total UTBs that, if recognized, would impact the effective income tax rate as of January 1, 2011	$16,973	$1,313	$18,286	$(2,576)	$15,710

We have classified all of our liability for unrecognized tax benefits as of January 1, 2011 as a non-current liability, as no payments are anticipated within one year. We recognize accrued interest and penalties related to unrecognized tax benefits in our tax provision in the Consolidated Statements of Operations. The balance of accrued interest and penalties at the reporting periods is presented in the table above.

We have no federal income tax audits under way at the current time. Our federal returns are subject to tax assessment for 2007 and subsequent years.

State and foreign income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to one year after formal notification to the states.

A reduction in the amount of unrecognized tax benefits between $0.0 and $4.4 million during the next 12 months is possible related to the potential closure of certain statutes of limitations. These statutes of limitations relate to various tax positions and tax years in multiple jurisdictions.

14. Quarterly Financial Data (unaudited; in thousands, except per share data)

The following table presents quarterly financial data for 2010 and 2009. In our opinion, this quarterly information has been prepared on the same basis as the consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the unaudited quarterly results.

	2010				2009
	First	Second	Third	Fourth	First	Second	Third	Fourth
	13 weeks	13 weeks	13 weeks	13 weeks	13 weeks	13 weeks	13 weeks	13 weeks
Net sales	$134,926	$136,368	$124,029	$146,993	$123,638	$126,388	$123,231	$146,013
Gross profit	113,899	113,563	102,066	121,672	100,296	104,780	101,947	120,036
Operating income	36,456	38,785	32,896	46,597	30,093	33,700	33,207	45,083
Net income	20,658	20,567	18,572	27,213	17,080	16,865	28,621	22,272
Net income per share:
Basic net income	$0.28	$0.27	$0.24	$0.36	$0.23	$0.23	$0.39	$0.30
Diluted net income	$0.27	$0.26	$0.24	$0.35	$0.23	$0.23	$0.38	$0.30

During the first quarter of 2010, we recognized a $7.7 million gain related to the sale of our Her Option® global endometrial cryoablation product line.

In the first quarter of 2009, we recorded a gain of $4.6 million related to the extinguishment of a portion of our 2036 Notes (see Note 5, Debt). In the third quarter of 2009, we recorded a $17.4 million gain on the sale of our Ovion technology. In addition, during the third quarter of 2009 we exchanged $250.0 million of principal of 2036 Notes for $250.0 million of principal of 2041 Notes. We accounted for this transaction as an extinguishment of debt, and we recorded a pre-tax gain on extinguishment of $5.6 million (see Note 5, Debt).

Quarterly and annual earnings per share are calculated independently based on the weighted average number of shares outstanding during the period.

Sales and operating results have varied and are expected to continue to vary significantly from quarter to quarter as a result of seasonal patterns, with the first and third quarters of each year typically having lower sales and the fourth quarter of each year typically having the highest sales.